Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of October 7, 2015 by and among GoodRx, Inc., a Delaware corporation (the “Corporation”) and Andrew Slutsky, an individual (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.     The Corporation desires that the Executive continue to be employed by the Corporation to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

B.     The Executive desires to accept such continued employment on such terms and conditions.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.         Employment and Duties.

1.1     Employment.    The Corporation does hereby continue to employ the Executive on an at-will basis, subject to the terms and conditions expressly set forth in this Agreement, including, but not limited to, Section 5 of this Agreement. The Executive does hereby accept and agree to such continued employment on the terms and conditions expressly set forth in this Agreement.

1.2     Duties.    The Executive shall serve the Corporation as its General Manager – Consumer Marketing and Sales and shall perform and have the responsibilities, duties, status and authority customary for a position in an organization of the size and nature of the Corporation, subject to the corporate policies of the Corporation as in effect from time to time (including, without limitation, the Corporation’s business conduct and ethics policies, as they may be amended from time to time). In this position, the Executive shall report to the Co-Chief Executive Officers and shall render such administrative, financial, and other executive and managerial services to the Corporation and its affiliates as the Co-Chief Executive Officers may from time to time reasonably direct.

1.3     No Other Employment; Time Commitment.    For so long as the Executive is employed with the Corporation, the Executive shall both (i) devote substantially all of his business time, energy and skill to the performance of the Executive’s duties for the Corporation and (ii) hold no other employment positions with any other entity. Further, the

Executive’s service on the boards of directors (or similar bodies) of other business entities is subject to the prior approval of the Board of Directors of the Corporation (the “Board”) not to be unreasonably withheld. The Corporation shall have the right to require the Executive to resign from any board or similar body on which the Executive may then serve if the Board reasonably determines that such service (x) creates a material conflict of interest or otherwise directly interferes with the effective discharge of the Executive’s duties and responsibilities to the Corporation in accordance with this Agreement or (y) is in respect of a business then in competition with any business of the Corporation.

1.4     No Breach of Contract.    The Executive hereby represents to the Corporation: (i) that the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out the Executive’s duties hereunder; and (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity which would prevent, or be violated by, the Executive (x) entering into this Agreement or (y) carrying out the Executive’s duties hereunder.

1.5     Location.    The Executive’s principal place of employment initially shall be the offices of the Corporation’s headquarters, currently located in Santa Monica, California. The Executive acknowledges that business travel may be required from time to time in the course of performing the Executive’s duties for the Corporation.

2.         Term.    The parties acknowledge that the Executive has been an employee of the Corporation prior to the date of this Agreement and that the Executive’s employment under this Agreement shall commence on the Closing Date as such term is defined in the SPA, which date will be hereinafter referred to as the “Effective Date.” The period from the Effective Date until the termination of the Executive’s employment under this Agreement is hereinafter referred to as the “Term.” In the event the Closing Date does not occur, this Agreement shall be null and void and without force or effect.

3.         Compensation.

3.1     Base Salary.    During the Term, the Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Corporation’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. As of the Effective Date, the Executive’s Base Salary shall be at an annualized rate of $180,000. During the term hereof, subject to Section 5, the Corporation will annually (in July of each year commencing in 2016) review and adjust the Executive’s rate of Base Salary.

3.2     Incentive Bonus.    The Executive will be eligible each year for an incentive bonus (the “Incentive Bonus”) equal to 20% of Executive’s annual Base Salary payable if the Corporation meets targets agreed between the Executive and Board. If the Corporation falls short of or exceeds said targets, the Executive shall be eligible to receive a bonus proportionately below or above the Executive’s annual Base Salary, subject to agreed thresholds. The Incentive Bonus earned for each fiscal year (if any) shall be paid as soon as practicable following the Board’s approval of the amount of the Incentive Bonus, with such approval to occur no later than January 15 of the calendar year following the year in which the bonus is earned, subject to the Executive’s continued employment by the Corporation or its affiliates through the end of the calendar year covered by the Incentive Bonus.

4.         Benefits.

4.1     Health, Retirement, Welfare and Fringe Benefits.    During the Term, the Executive shall be eligible to participate in all employee health, life and other insurance, retirement and welfare benefit plans and programs, bonus, and fringe benefit plans and programs, made available by the Corporation to the Corporation’s executive employees generally, in accordance with the terms of such plans and as such plans or programs may be in effect from time to time.

4.2     Reimbursement of Expenses.    During the Term, the Corporation shall reimburse Executive for all customary and reasonable business expenses incurred in the performance of his duties under this Agreement and as an officer or director pursuant to the Corporation’s expense reimbursement policies.

4.3     Vacation and Other Leave.    During the Term, the Executive’s annual rate of Paid Time Off (“PTO”) accrual shall be as set forth in the Corporation’s PTO policies as in effect from time to time; provided that such vacation shall accrue and be subject to the Corporation’s vacation policies as in effect from time to time. The Executive shall also be eligible for all other holiday and leave pay generally available to other executives of the Corporation.

4.4     Indemnification.    The Executive shall be provided indemnification, and coverage under the Corporation’s D&O and EPL liability insurance policies.

5.         Termination of Employment.

5.1     Generally.    The Executive’s employment by the Corporation, and the Term, may be terminated at any time (i) by the Corporation with or without Cause (as defined in Section 5.5), (ii) by the Corporation in the event that the Executive has incurred a Disability (as defined in Section 5.5), (iii) by the Executive for any reason, or (iv) due to the Executive’s death.

5.2     Notice of Termination.    Any termination of the Executive’s employment under this Agreement (other than because of the Executive’s death) shall be communicated by written notice of termination from the terminating party to the other party, which termination shall be effective (i) no less than thirty (30) days following delivery of such notice in the event of a termination by the Executive for any reason or (ii) immediately in the event of a termination by the Corporation for Cause, subject to any applicable notice and cure provisions set forth in Section 5.5. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination. The effective date of termination shall be referenced herein as the “Separation Date.”

5.3    Benefits Upon Termination.

(a)    Upon termination of the Executive’s employment with or without Cause or Good Reason, the Corporation shall pay (i) on the Corporation’s first regularly scheduled payroll date following the Separation Date (or earlier if required by applicable law), any Base Salary, PTO, and any other amounts required under applicable law or this Agreement (the “Accrued Obligations”) that had accrued or been earned but had not been paid (including accrued and unpaid vacation time) on or before the Separation Date; and (ii) within thirty (30) days following the Separation Date, any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Separation Date. If the Executive’s employment by the Corporation is terminated during the Term by the Corporation for Cause or by the Executive without Good Reason, the Corporation shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Corporation any other payments or benefits.

(b)    If, during the Term, the Executive’s employment is terminated by the Corporation (or its successor or assignee) without Cause, or due to the Executive’s death or Disability, or by the Executive with Good Reason (an “Involuntary Termination”), the Corporation shall pay the Executive (or the Executive’s estate in the case of death) (in addition to the Accrued Obligations payable in accordance with Section 5.3(a)) an amount equal to nine (9) months of the Executive’s Base Salary at the rate in effect on the Separation Date plus reimbursement of COBRA medical continuation premiums (if the Executive is eligible for, elects and pays for such COBRA medical continuation) for nine (9) months (collectively, the “Severance Benefit”); provided that the Corporation shall have no obligation to reimburse the Executive for such COBRA premiums if the Corporation determines that reimbursement of such COBRA premiums would reasonably be expected to result in the imposition of excise taxes on the Corporation or any of its affiliates for any failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended. The Corporation shall pay (or provide, as applicable) the Severance Benefit to the Executive (or the Executive’s estate in the case of death) in substantially equal installments during the nine (9) month period commencing on the date of Executive’s Involuntary Termination in accordance with the Corporation’s payroll cycle; provided, however, that amounts that otherwise would be scheduled to be paid during the Release Period (as defined in Section 5.4(a)) shall accrue and shall be paid on the first payroll date following the expiration of the Release Period.

(c)    Notwithstanding anything to the contrary in this Section 5.3, if the Executive’s termination of employment is not a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other published guidance thereunder (including §1.409A-1(h)), then, if required in order to comply with the provisions of Section 409A of the Code, payment of the Severance Benefit shall be delayed until such a Separation from Service occurs. The treatment (including, without limitation, the cancellation or vesting thereof and/or the entitlement of the Executive thereto) of any outstanding equity awards then held by the Executive as of the Separation Date shall be subject to the applicable terms of the Equity Plan and the applicable award agreements.

(d)    Notwithstanding the foregoing provisions of this Section 5.3, if the Executive is found by an arbitrator in a final decision to have materially breached the Executive’s obligations under the provisions set forth in Section 4.11 of the SPA, then (i) the Executive shall no longer be entitled to, and the Corporation shall no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit as of the date of such determination of breach, and (ii) the Executive shall, at the request of the Corporation, repay any portion of the Severance Benefit previously paid or provided to the Executive. Any disputes with respect to the application of this Section 5.3(d) will be subject to arbitration under Section 16 hereof; provided that during the pendency of any such dispute, the Corporation will be entitled to withhold any payments pursuant to this Section 5.3 so long as the Corporation believes, in good faith, that it is reasonably likely to prevail in such dispute.

(e)    The foregoing provisions of this Section 5.3 shall not affect: (i) payment of Accrued Obligations, (ii) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (iii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and such other benefit plans covered by COBRA; or (iv) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s Equity Plan and 401(k) plan (if any).

5.4     Release; Exclusive Remedy.

(a)    As a condition precedent to any Corporation obligation to the Executive pursuant to Section 5.3(b) and Section 5.3(c), the Executive shall, upon or within sixty (60) days following termination of employment with the Corporation (such 60-day period being referred to as the “Release Period”), provide the Corporation with an executed general release in the form attached as Exhibit A, and such release shall have not been revoked by the Executive, and shall have become non-revocable, pursuant to, or in accordance with, any revocation rights afforded by applicable law.

(b)    The Executive agrees that, upon the parties’ signing and the Executive’s not revoking Exhibit A, the payments and benefits contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of employment during the Term of this Agreement and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

5.5    Certain Defined Terms.    The definitions of Cause and Good Reason contained in this Agreement shall govern for purposes of this Agreement.

(a)    As used herein, “Cause” shall mean that one or more of the following has occurred:

(i)    the Executive has (x) been convicted of, pled guilty or no contest to, or entered into a plea agreement on charges constituting, any felony (under the laws of the United States, any relevant state, or the equivalent of a felony in any international jurisdiction in which the Corporation does business) or (y) been convicted of, or plead guilty or no contest to, any misdemeanor crime involving dishonesty or moral turpitude;

(ii)    the Executive has engaged in any willful misconduct (including any willful violation of federal securities laws), gross neglect of Executive’s job duties, willful act of dishonesty, violence or threat of violence in the workplace, in each case, that either has materially injured or is reasonably expected to substantially injure the Corporation;

(iii)    the Executive has willfully breached the written laws of any governmental or regulatory body applicable to the Corporation in each case, that either has materially injured of is reasonably be expected to substantially injure the Corporation;

(iv)    the Executive has willfully failed to comply with lawful material directives of the Board regarding his employment with the Corporation; or

(v)    the Executive has materially breached this Agreement or any other material contract regarding employment with the Corporation to which the Executive and the Corporation are parties, in each case, that either has substantially injured or is reasonably expected to substantially injure the Corporation;

provided that, with respect to Sections 5.5(a)(ii), 5.5(a)(iii), 5.5(a)(iv), and 5.5(a)(v), and if the event giving rise to the claim of Cause is curable, the Corporation provides written notice to the Executive of the details of the event and the subsection(s) of Section 5.5 to which it pertains, within thirty (30) days of the Corporation learning of the occurrence of such event, that Executive is provided a reasonable opportunity to cure such Cause, and such Cause event remains uncured thirty (30) days after the Corporation has provided such written notice; provided further that any termination by the Corporation of the Executive’s employment for “Cause” with respect to Sections 5.5(a)(ii), 5.5(a)(iii), 5.5(a)(iv) or 5.5(a)(v) shall occur no later than thirty (30) days following the expiration of such cure period.

(b)    As used herein, “Disability” shall mean a disability for which the Executive is deemed qualified for benefits under the Corporation’s long-term disability plan or, if the Corporation does not maintain a long-term disability plan or the Executive does not apply for such benefits, any medically determinable physical or mental impairment (as determined by a physician designated by the Corporation in good faith) resulting in Executive’s inability to perform the duties of his position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(c)    As used .herein, “Good Reason” shall mean that one or more of the following has occurred without the Executive’s prior written consent:

(i)    a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority as set forth in Section 1 (provided, however, that the Executive continuing in the same role on a divisional or business unit basis following the acquisition of the Corporation by a larger entity shall not be treated as a material diminution in title, responsibilities, duties, or authority);

(ii)    the Corporation’s material breach of this Agreement;

(iii)    the Corporation’s relocation of its principal offices more than ten (10) miles from the prior location or its requiring that Executive relocate more than ten (10) miles from his then-current office location; or

(iv)    any reduction in the Executive’s Base Salary or Incentive Bonus other than, for both Base Salary and target Incentive Bonus individually, a one-time reduction of not more than ten percent (10%) that also is applied to substantially all other executive officers of the Corporation;

provided that, in any such case, the Executive provides written notice to the Corporation of the event giving rise to such claim of Good Reason within thirty (30) days after the Executive learns of the occurrence of such event in writing from the Corporation, and such Good Reason event remains uncured thirty (30) days after the Executive has provided such written notice; provided further that any resignation of the Executive’s employment for “Good Reason” occurs no later than sixty (60) days following the expiration of such cure period.

5.6    Resignation from Directorships and Officerships.    The termination of the Executive’s employment with the Corporation for any reason shall be treated as the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Corporation, its parent entity and any of their respective affiliates, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Corporation, its parent entity or any of their respective affiliates. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance. Furthermore, the Executive agrees to execute any documents evidencing such resignations that the Corporation reasonably requests..

5.7    280G Implications.

(a)    In the event that it shall be determined that any payment, distribution or other action by the Corporation to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, (a “Payment”)) would be subject to any excise tax imposed by Section 4999 of the Code (an “Excise Tax”), and if, immediately prior to the Relevant 280G Event, the Payments are eligible for the shareholder approval exemption under Section 280G(b)(5)(B) of the Code, then the Executive may request that the Corporation submit the Payments for stockholder approval to the extent necessary for no Excise Tax to be due and, in such case, the Executive shall execute such releases or other documents necessary to seek to obtain the requisite shareholder approval in a manner satisfying Section 280G(b)(5)(B) of the Code, and the Corporation shall submit such approvals to the stockholders and use commercially reasonable efforts to obtain such stockholder approval. For purposes of this Section 5.7, “Relevant 280G Event” means the relevant change in ownership or effective control, or change in the ownership of a substantial portion of the assets, of a corporation (all within the meaning of Section 280G of the Code), that will or may result in Payments becoming subject to the Excise Tax.

(b)    If the Executive does not request that the Corporation submit the Payments for stockholder approval as provided in the preceding paragraph, the Payments shall be payable either (a) in full, or (b) as to such lesser amount which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of Payments provided for in this Agreement, notwithstanding that all or some portion of such Payments may be subject to Excise Tax. Unless the Executive and Corporation otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Corporation’s independent public accountants (the “Accountants”), which determination shall be conclusive and binding upon Executive and the Accountants may make reasonable assumptions and approximations concerning the application of Section 280G and 49999 of the Coe. The Executive and the Corporation shall furnish the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Corporation shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph.

5.8    Confidentiality of Agreement.    The Executive agrees that, except as may be required by applicable law or legal process, during employment with the Corporation and thereafter, the Executive shall not disclose the terms of this Agreement to any person or entity other than the Executive’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.

6.         Defense of Claims.    The Executive agrees that, during the Term hereof, and for a period of five (5) years after termination of the Executive’s employment, upon reasonable notice from the Corporation, the Executive will reasonably cooperate with providing information to the Corporation necessary in the defense of any claims or actions that may be made by or against the Corporation that affect the Executive’s prior areas of responsibility, except if the Executive’s interests are adverse to the Corporation in such claim or action. The Corporation agrees that it shall promptly pay or reimburse the reasonable cost of the time of the Executive (at $75 per hour) and any reasonable, out-of-pocket costs and attorneys’ fees that the Executive actually incurs in connection with the Executive providing such assistance or cooperation to the Corporation, in accordance with the Corporation’s standard policies and procedures as in effect from time to time, provided that the Executive shall have obtained prior written approval from the Corporation for any travel costs incurred by the Executive in connection with the Executive’s obligations under this Section 6.

7.        Source of Payments.    All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Corporation, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Corporation may make to aid the Corporation in meeting its obligations hereunder. Any payments provided under this Agreement shall be treated as amounts owed to an unsecured creditor of the Corporation.

8.        Withholding.    Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes or other amounts as may be required to be withheld pursuant to any applicable law or regulation.

9.        Assignment; Binding Effect.

(a)    By the Executive.    This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b)    By the Corporation.    This Agreement and all of the Corporation’s rights and obligations hereunder shall not be assignable by the Corporation except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Corporation’s assets; provided that the assignee in such reorganization, merger, consolidation or transfer assumes all of the Corporation’s obligations hereunder.

(c)    Binding Effect.    This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Corporation and the Executive’s heirs and the personal representatives of the Executive’s estate.

10.         Number and Gender.    Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

11.         Section Headings.    The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

12.         Governing Law.    This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California and adjudicated within Los Angeles, California.

13.         Survival of Certain Provisions.    Sections 5, 6, 8, 12, 14, 15, 16, 17 and 18 shall survive any termination or expiration of this Agreement.

14.         Entire Agreement.    This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. As of the Effective Date hereof, this Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to be of no force or effect, and the parties to any such other negotiations, commitments, agreements or writings shall have no further rights or obligations thereunder. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. For the avoidance of doubt, this Agreement shall not supersede the options (or any of the terms of such options including without limitation acceleration of vesting) to purchase common stock granted to Executive on or prior to the date hereof by the Corporation or GoodRx Holdings, Inc.

15.         Modifications, Waivers.    This Agreement may not be waived, amended, modified or changed (in whole or in part), except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16.         Arbitration.    The parties hereto agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or the Executive’s employment by the Corporation or any termination thereof, will be settled by arbitration to be held at a location in Los Angeles, California in accordance with then applicable rules of the American Arbitration Association specifically designed for the resolution of employment disputes (such rules previously referred to as the National Rules for the Resolution of Employment Disputes). The Executive acknowledges that a copy of such rules in effect as of the date hereof has been provided to the Executive. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Corporation shall pay the costs associated with arbitration (arbitration fee and location fee, if any); provided, however, that each party shall bear its own legal fees and expenses.

17.         Notices.    All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including in electronic formats) and shall be deemed to have been duly given and made if (i) on delivery if delivered by hand, (ii) one business day after if sent to an email address of record provided receipt is confirmed, or (iii) three business days after sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

if to the Corporation:

GoodRx, Inc.

225 Santa Monica Blvd., 5th Floor

Santa Monica, CA 90401

Attention: Chief Executive Officer

with copies to:

GoodRx, Inc.

c/o Francisco Partners

One Letterman Drive

Building C – Suite 410

San Francisco, CA 94129

Attention: Chris Adams and Adam Solomon

and

GoodRx, Inc.

c/o Spectrum Equity

140 New Montgomery, 20th Fl.

San Francisco, CA 94105

Attn: Stephen LeSieur

if to the Executive, to the address (or e-mail address) most recently on file in the personnel records of the Corporation.

18.        Code Section 409A.

(a)    This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. Each payment provided hereunder, whether part of the Severance Benefit or otherwise, is intended to be a separate payment for purposes of Section 409A of the Code, including Treasury Regulation 1.409A-2(b)(2).

(b)    Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i)    If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s Separation from Service (the “Separation Date”), then no payment of non-qualified deferred compensation (within the meaning of Section 409A of the Code) otherwise to be made as a result of the Executive’s Separation from Service shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of such six-month period.

(ii)    Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

19.        Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

20.        Legal Counsel.    Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so. This Agreement has resulted from negotiations and discussions between the parties and no one party shall be treated as drafting this Agreement for purposes of interpreting any provision hereof.

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IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the date set forth above.

“CORPORATION”

By:	/s/ Trevor Bezdek
Name:	Trevor Bezdek
Title:	Co-CEO

“EXECUTIVE”

/s/ Andrew Slutsky

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Exhibit A

GENERAL RELEASE OF ALL CLAIMS

This General Release of all Claims (this “Agreement”) is entered into by [                        ] (the “Executive”) and GoodRx, Inc., a Delaware corporation (the “Corporation”), effective as of [                ], but subject to the Executive’s right to revoke as set forth in Section 3(c). In consideration of the promises set forth herein, the Executive and the Corporation agree as follows:

1.         Termination and Return of Property.    The Executive’s employment with the Corporation in any capacity has terminated effective [Separation Date.] All files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Corporation or any affiliate thereof previously in the Employee’s possession or control has been returned to the Corporation [or will be returned on or before the Separation Date].

2.         Severance.    The Corporation shall pay to the Executive the Severance Benefit (as defined in that certain Employment Agreement between the Corporation and the Executive dated as of [            ], 2015 (the “Employment Agreement”)) in accordance with, and subject to, the provisions of the Employment Agreement.

3.         General Release and Waiver of Claims.

(a)     Release By Executive.    Having consulted with counsel, the Executive, on behalf of himself and each of his respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, and including the Executive, the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Corporation, its parent, subsidiaries and affiliates and each of their respective officers, employees, directors, members, shareholders, parents, subsidiaries and agents (collectively, the “Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that theymay have, or in the future may possess, whether known or unknown, arising out of the Executive’s employment relationship with and service as an employee, officer or director of the Corporation, its parent entity or any other subsidiaries of such parent entity, and the termination of such relationship or service; provided, however, that the Executive does not release, discharge or waive any rights to (i) payments and benefits provided under this Agreement or under any other agreement between Executive and any of the Releasees that would, by their nature, survive the termination of employment, (ii) equity and other securities of the Corporation’s parent entity or rights under agreements with any of the Releasees related to the Executive’s equity securities of the Corporation’s parent entity, the SPA or the other agreements expressly contemplated thereby (other than the Employment Agreement), (iii) benefit claims under any employee benefit plans in which Executive is a participant by virtue of his employment with the Corporation arising after the execution of this Agreement by Executive, and (iii) any indemnification, advance or reimbursement rights the Executive may have in accordance with applicable law, indemnification agreements, certificate of incorporation or bylaws of Corporation, or under any director and officer liability insurance or other insurance maintained by the Corporation with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Corporation. This Paragraph 3(a) does not apply to any Claims that the Executive may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”) or any other claims that may not be released as a matter of law. Claims arising under ADEA are addressed in Paragraph 3(c) of this Agreement.

(b)     Unknown Claims.    The Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which the Executive now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this release or the Executive’s decision to enter into it. Nevertheless, the Executive hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts. In addition, the Executive, on behalf of himself and the other Releasors, hereby waives any and all rights and benefits conferred upon him and the other Releasors by the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c)     Specific Release of ADEA Claims.    In further consideration of the payments and benefits provided to the Executive under this Agreement, the Executive, on behalf of himself and the other Releasors, hereby unconditionally releases and forever discharges the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Executive signs this Agreement. By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Corporation in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his/her choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the

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Executive is already entitled. The Executive also understands that he has seven days following the date on which he/she signs this Agreement within which to revoke the release contained in this paragraph, by providing the Corporation with a written notice of his revocation of the release and waiver contained in this paragraph.

(d)     No Assignment.    The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement. The Corporation may assign this Agreement, in whole or in part, to any affiliated entity, including subsidiaries of the Corporation, or any successor in interest to the Corporation.

4.         Proceedings.

(a)     General Agreement Relating to Proceedings.    The Executive has not filed, and except as provided in Paragraphs 4(b) and 4(c), the Executive agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding that is released hereunder against any party released herein before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Corporation or any other party released herein to the Executive under this Agreement or any indemnification or other rights the Executive may have as listed in Paragraph 3(a) (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he/she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b)     Proceedings Under ADEA.    Paragraph 4(a) shall not preclude the Executive from filing any complaint, charge, claim or proceeding challenging the validity of the Executive waiver of Claims arising under ADEA (which is set forth in Paragraph 3(c) of this Agreement). However, both the Executive and the Corporation confirm their belief that the Executive’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(c)     Certain Administrative Proceedings.    In addition, Paragraph 4(a) shall not preclude the Executive from filing a charge with, or participating in any administrative investigation or proceeding by, the Equal Employment Opportunity Commission or another fair employment practices agency. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation to the extent released hereunder. The Executive is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency to the extent released hereunder.

5.         Severability Clause.    In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

6.         Nonadmission.    Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Corporation or Executive.

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7.        Governing Law and Forum.    This Agreement and all matters or issues arising out of or relating to this Agreement shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely Los Angeles, California.

8.        Arbitration.    Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Corporation that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in accordance with the provisions of Section 16 of the Employment Agreement.

9.        Notices.    Notices under this Agreement must be given as is specified in Section 17 of the Employment Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

“CORPORATION”

By:
Its:
Dated:

“EXECUTIVE”

Dated:

[SIGNATURE PAGE TO GENERAL RELEASE OF ALL CLAIMS]